EXHIBIT 10.26

                                                                      One of Two

April 21, 1998

Mr. Fabio Gualandris

Dear Fabio,

It is my pleasure to offer you the position of President/CEO of Semitool, Inc.

We want to review the offer in detail to allow you to quantify the package. Ray indicated he wanted the offer to be simple, to convey his trust in you, and most important to address your family concerns. The following letter and attachments outline both the terms of the offer and provide detailed descriptions of Semitool's 401(k) plan, insurance programs, etc.

     A.   Direct Compensation.  Fabio, there are three major elements in this section including base salary, stock options and management bonus.

         1. Your start date will be October 1, 1998. The base salary will be $260,000.00 per year, paid semi-monthly.

         2. You will receive an option for 100,000 shares of Semitool common stock, subject to the provisions of the stock option agreement and Board approval. We have included a copy of the agreement for your review. The plan provides for vesting over a five-year period with 5% of the options vested each quarter. The plan provides a very long period of 10 years from the time of vesting to exercise the option.

         3. We would like to have a mechanism to reward you for achieving both tactical and strategic goals that are not necessarily reflected in the stock price. Your contribution to the company's performance will be reviewed by the board. You will be judged on the overall health of Semitool and compensated appropriately. Performance to these objectives will be reviewed by the Board on at least an annual basis. There is no set limit for the bonus, but a commitment from Ray and the board that performance will be fairly rewarded.

     B. Additional Compensation/Transition Assistance. Fabio, we recognize moving to the Flathead Valley and working for Semitool is a significant career move. As part of the offer we have included a number of items to facilitate the transition.

         4. Semitool will provide you with a relocation assistance allowance of $120,000.00 to cover all moving expenses including relocation of your family, subsequent trips to Italy to accomplish the move, as well as moving household goods or the purchase of household goods in the U.S.

         5. In addition, a company car will be made available for your business and personal use during your term of employment.



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                                                                      Two of Two
                                                                   F. Gualandris


         6. Semitool will cover the rent on your home in Kalispell for the first six months of employment.

         7. To help Paola settle in the area, Semitool will provide a leased vehicle for the first six months she is in the Flathead.

     C. Other Benefits & Considerations. Fabio, to protect you and Semitool, we have to include a number of legal considerations regarding the offer.

         8. Per Ray's recommendation, you will receive four weeks annual paid vacation. This item subject to company scheduling.

         9. You will be eligible for all Semitool's 401(k), insurance, and medical plans as described in the attached information. (The firs of the month following employment.)

         10.As a condition of your employment you will be required to sign a confidentiality/conflict of interest agreement.

         11.In the  unlikely  event you or Semitool  determines  this  working relationship is not to continue, we will provide a $200,000.00 severance package to defray the cost of your relocation. This item will be in effect for two years beginning with your first day of employment.

         12.None of the above terms of this offer represents an agreement by yourself or Semitool, Inc. for any specific length of employment. Either you or Semitool may, at any time, terminate the employment relationship upon notice to the other party. As with all Semitool employment positions there is a 90 day probationary period.

            Any controversy or claim arising out of termination of employment after your probationary period has expired shall be settled by arbitration as provided in Montana's Uniform Arbitration Act, 27-5-211 et. Seq., MCA. The laws of Montana shall apply.

         13.All of the compensation is subject to applicable tax laws.

Fabio, in putting together this offer, Ray and the Board have tried to address your immediate cash needs, provide security for your move, and give you the chance to significantly benefit from the performance of the company. We want to make the family transition as easy as possible. We want you to be a part of our success.


/s/Raymon Thomspon                             /s/John Osborne
--------------------------------               ---------------------------------
Raymon Thompson                                John Osborne
Chairman                                       for the CEO Selection Committee,
                                               Board of Directors



I accept your offer and my start date          Fabio Gualandris
will be   10-01-98                             /s/Fabio Gualandris
                                               ---------------------------------